LOAN AGREEMENT

Contract No. 23101200900001736

The Borrower (Full Name): Heilongjiang Lanxi Sunrise Linen Textile Industry Co., Ltd.
The Lender (Full Name): Lanxi Branch, Agricultural Bank of China
Subject to the related state laws and regulations, the Parties hereto enter into the following Agreement through negotiation:

ARTICLE 1 LOAN

1. Type of Loan: short-term loan
2. Purpose of Loan: purchase of raw materials
3. Amounts and Currency: RMB 9,000,000
4. Loan Term:
a) The loan term shall be detailed in the following chart:

	Commencement Date			Expiration Date
Year	Month	Day	Amount	Year	Month	Day	Amount

2009	March	23	RMB 9,000,000	2010	March	22	RMB 9,000,000

(Supplementary chart adding related contents, if any, shall be part of this Agreement)

b)
If the amount, commencement or expiration date of loan listed herein is inconsistent with those indicated in the loan note, the stipulations of loan note shall prevail. Loan note shall be part of this Agreement and have the same legal effect.

c)	If any loan hereunder is made in foreign currency, the Borrower shall pay the principal and interests in such currency to the Lender.

5. Lending Rate

Lending rate for the loan in RMB shall be the following manners:

Fixed Rate: the rate shall be 30% higher than the base rate, which is 6.903% until the expiration date.

6. Settle Interests

The interest of loan hereunder shall be settled quarterly and the due date for interest shall be the 20th day of each quarter. Interest shall be paid by the Borrower at each due date. If the last interest payment date is not the date for the payment of principal, the remaining interest calculated daily as 1/30 of the month’s interest rate shall be paid with principal at the date for the payment of principal.

ARTICLE 2 PRECONDITIONS

The Lender shall provide the loan hereunder only after:

1. The bank account, i.e., basic bank account, has been established by the Borrower at the Lender;

2. The Borrower has provided the related instruments and fulfilled the appropriate formalities as required by the Lender;

3. The Borrower has acquired all approvals, registrations and fulfilled all other formalities necessary for the loan hereunder if the same is related to the foreign currency; and

4. The guarantees or assurances required for the loan hereunder have been fulfilled and effective pursuant to the related requirements of laws, in addition, the surety agreement necessary for the loan hereunder, if any, has been concluded and come into effect.

ARTICLE 3 RIGHTS AND OBLIGATIONS OF THE LENDER

1. The Lender may be entitled to access the information of the Borrower concerning the business operation, financial activities, inventory and use of loan and may require the periodic provision of financial statement or other materials, instruments or information by the Borrower.

2. the Lender may be entitled to suspend the provision of loan or require the early recovery of loan if any event occurred, particularly but not limited to the events listed in Article 4.7, 4.8, 4.10 herein, which may prejudice the safety of loan.

3. Any early-recovered principal, interests, penalties, compound interests and any other payment due to the Lender may be deducted by the Lender directly from the bank account of the Borrower.

4. If the amount paid by the Borrower fails to satisfy the requirements hereunder, the Lender may, at its sole discretion, use such amount for the payment of principal, interests, penalties, compound interests or other expenses.

5.           The Lender may disclose the breach of the Borrower if the Borrower fails to make the due payment hereunder.

6.           The Lender shall provide loan to the Borrower in accordance with this Agreement.

ARTICLE 4 RIGHTS AND OBLIGATIONS OF THE BORROWER

1. The Borrower may obtain and use loan in accordance with this Agreement.

2. The Borrower shall make settlement and deposit related to the loan hereunder in the bank account referred in Article 2 hereof.

3. The Borrower shall acquire all approvals, registrations and fulfill all other formalities necessary for the loan hereunder if the same is related to the foreign currency.

4. The Borrower shall pay the principal and interests when due. Any renewal to the loan term shall be subject to the written application at least 15 days prior to the expiration date and shall be effective only upon the approval of The Lender.

5. The Borrower shall use such loan in accordance with this Agreement and may not use the same for any other purposes.

6. The Borrower shall provide the complete and accurate financial statement and other related materials and information to the Lender on a monthly basis, and shall provide assistances to the inspection made by the Lender on the business operation, financial activities and the use of loan hereunder.

7. The prior written notice to and approval by the Lender shall be necessary for the leasing, joint-stock, partnership, merger, consolidation, separation, joint venture, assignment of assets, shutting down, dissolution, bankruptcy or any other activities conducted or threatened to be conducted to or by the Borrower which may prejudice the safety of loan hereunder.

8. The prior written notice to the Lender and the appropriate protection measures shall be necessary for any other events except those listed above, which including but not limited to the production stopping, suspension of business operation, cancellation of business licenses, the involvement of illegal activities by the legal representative or principal of the Borrower, the pending arbitration or other legal proceedings, the substantial difficulties for business operation and the deterioration of financial conditions.

9. Any guarantee or mortgage provided by the Borrower for debts of any third party, which may prejudice the Repayment of loan hereunder may, be subject to the prior written notice to and approval by The Lender.

10. The Borrower may not surreptitiously withdrawn funds, transfer assets or shares to escape the payment due to The Lender.

11. Any change to the name, legal representative, address, business scope of the Borrower shall be notified to the Lender as quickly as possible.

12. The Borrower shall provide other appropriate protection measures at the satisfaction of the Lender if the warrantor hereunder suspends its business operation or is shutting down, cancelled of business licenses, bankrupt or suffering losses which prejudice it’s competent for the guarantee hereunder or the values of subject matters of guarantee, pledge or lien have been decreased.

13. The related lawyer fees and costs of transport, insurance, evaluation, registration, storage, appraisal or notarization hereunder shall be borne by the Borrower.

ARTICLE 5 EARLY REPAYMENT OF LOAN

The early repayment of loan shall be subject to the consent of The Lender. If agreed by The Lender, the interest rate of such early repayment shall be the first of the following manners:
[(1) The interest rate shall be calculated in accordance with the loan term hereunder and the interest rate agreed by the Parties]
(2) The interest rate shall be floated ____ % higher than the base interest rate stipulated herein during the term of the loan.

ARTICLE 6 LIABILITY

1. If any losses suffered by the Borrower due to the delay supply of loan by the Lender by violating the stipulation herein, damages shall be paid to the Borrower in accordance with the amounts of such loan and the days delayed, the calculation methods of such damages shall be those used for the calculation of interests for delay repayment of loan.

2. if the Borrower fails to repay the due principal by violating the stipulation herein, the default interest (“default interest of delay”) shall be imposed at the interest rated agreed by the Parties plus 5% commencing from the due payment date until the full payment of principal and interest including such default interest, during such period, if the loan is made in RMB, the interest rate shall be escalated accordingly when the benchmark interest rate is escalated by the People’s Bank of China.

3. if the Borrower fails to use the loan hereunder for the purposes mentioned herein, the default interest (“default interest of breach”) shall be imposed at the interest rated agreed by the Parties plus 5 % commencing from the due payment date until the full payment of principal and interest including such default interest, during such period, if the loan is made in RMB, the interest rate shall be escalated accordingly when the benchmark interest rate is escalated by the People’s Bank of China.

4. The compound interest may be imposed by the Lender on the interest due and unpaid in accordance with the rules of the People’s Bank of China. “Compound Interest” mentioned above include the interest (including the default interest of breach) due and unpaid occurred during the loan term and the interest (including the default interest of breach and default interest of delay) due and unpaid occurred upon the expiration of loan term. The compound rate of the interest due and unpaid occurred during the loan term shall be calculated on the basis of interest rate agreed by the Parties during the loan term, and shall be calculated on the basis of delay repayment upon the expiration of loan term.

5. If any provisions herein has been violated by the Borrower, the Lender may be entitled to require the rectification by the Borrower with the appropriate time limit, to suspend the supply of loan, to make early recovery of loan supplied, or to announce that any other loans under any other loan agreement between the Lender and the Borrower become due immediately or to take any other appropriate protection measures.

6. If any of the warrantors violating any provisions under the corresponding surety agreement entered into by such warrantor, the Lender may suspend the supply of loan, to make early recovery of loan supplied or take any other appropriate protection measures.

7. if the creditor’s rights of the Lender hereunder have to be fulfilled in the form of arbitration or any other legal proceedings due to the breach of the Borrower, all expenses suffered by the Lender therefrom, including but not limited to the lawyer fees, travel expenses or any other costs, shall be indemnified by the Borrower.

ARTICLE 7 GUARANTEE

The loan hereunder shall be guaranteed in the form of maximum pledge guarantee with a separate guarantee agreement to be executed separately.

ARTICLE 8 DISPUTE RESOLUTION

Any dispute between the Parties arising out of the performance hereof shall be settled thorough amiable negotiation or in the first of the following manners:

1. Litigation with the exclusive jurisdiction by the People’s Court where the Lender is incorporated; or

2. Arbitration in accordance with its arbitration rules.

During such litigation or arbitration, any other parts of this Agreement unrelated to such dispute shall be performed uninterrupted.

ARTICLE 9 MISCELLANEOUS

None.

ARTICLE 10 EFFECTIVENESS

This Agreement shall come into effect on the date signed or sealed by the Parties hereto.

ARTICLE 11 COPIES

This Agreement shall be executed in three copies, each Party shall have one and each warrantor shall have one copy, all those shall have the same legal effect.

The Lender has noted that the Borrower shall make thorough reading and comprehensive understanding on the provisions herein and has made the corresponding explanation and interpretation at the request of the Borrower. Finally, there is not any dispute or controversy on this Agreement between the Parties hereto.

/s/ GAO Ren
Legal Representative: GAO Ren
Heilongjiang Lanxi Sunrise Linen Textile Industry Co., Ltd.
Dated: March 23, 2009

/s/ ZHAO Yongyang
Legal Representative: ZHAO Yongyang
Lanxi Branch, Agricultural Bank of China
Dated: March 23, 2009